                                                                 EXHIBIT 10.6(a)

                 [Letterhead of Donaldson, Lufkin & Jenrette]


                               October 22, 1997


BNC Mortgage, Inc.
1740 East Garry Avenue, Suite 109
Santa Ana, California  92705

Attention:  Evan Buckley

Dear Sirs:

     This letter agreement will confirm the agreement of DLJ Mortgage Capital, Inc. ("DLJMC") and BNC Mortgage, Inc. ("BNC") to the following modifications to the existing agreements between the parties to be made in connection with the anticipated sale of BNC stock through a public offering (the "IPO"). The IPO is expected to occur in December, 1997 or January, 1998 (the "Closing Date") and is expected to result in the sale of all or a significant portion of DLJMC's equity in BNC. In exchange for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, DLJMC and BNC (and where appropriate, Evan Buckley as shareholder) have agreed to make the following changes to the existing agreements. In addition to this letter agreement, in order to effectuate the purposes hereof, the parties hereby agree to execute, as soon as reasonably possible but in any event prior to the Closing Date, specific amendments to the existing agreements as described below. Capitalized terms not otherwise defined, herein shall have the meaning specified in the related existing agreements.

     Based on the foregoing, the parties hereby agree as follows:

1.   INCREASE IN THE AMOUNT OF THE CREDIT FACILITY:  The parties agree to
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     increase the maximum amount available under the Whole Loan Facility (as defined below) from the current $50 million to $150 million. This letter agreement hereby modifies the letter agreement between the parties dated August 28, 1995 (the "Existing Agreement") and the amount of the credit facility specified in the section entitled "Financing Facility" to provide for a maximum available amount equal to $150 million and to delete the second sentence of that section regarding further increases from time to time in the amount available under the facility. In addition, BNC hereby agrees to enter into a new promissory note (the "Promissory Note") to replace the existing promissory note executed in connection with the whole loan financing facility between the parties dated September 26, 1995 (the "Whole Loan Facility"). The new Promissory Note will reflect a maximum amount available under the Whole Loan Facility of $150 million. The parties further agree to modify any related documents as may be reasonably necessary to effect the foregoing.

2.   TERM OF THE WHOLE LOAN FACILITY:  The termination date with respect to the
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     Whole Loan Facility shall be modified from the existing termination date of
     August 31, 2000 to provide for termination on the date occurring two years from the Closing Date (the "Facility Termination Date"), without any rights of extension other than by mutual written agreement of the parties. This letter agreement hereby modifies the Existing Agreement and the Section entitled "Final Termination Date" to provide for the new termination date to be the Facility Termination Date and to eliminate DLJMC's right to extend the Whole Loan Facility for one, two or three years at its option. Notwithstanding the foregoing, all existing provisions regarding earlier termination of the Whole Loan Facility, including but not limited to termination in connection with an event of default thereunder, shall remain in full force and effect. In addition, the parties hereby modify section II(A) of the commitment letter relating to the Whole Loan Facility, dated October 31, 1995, to change the date through which advances can be provided to the Facility Termination Date. The parties further agree to modify any related documents as may be reasonably necessary to effect the foregoing.

BNC Mortgage, Inc.
October 22, 1997
Page 2


3.   SALE OF MORTGAGE LOANS:  The parties agree that DLJMC shall continue to
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     have the exclusive right to sell all mortgage loans as originated by BNC on behalf of BNC in whole loan formate (or through securitization as provided in the Existing Agreements to the extent BNC elects to securitize loans) and to receive on all dispositions of mortgage loans originated on or before the Closing Date a fee equal to fifty (50) basis points times the outstanding balance of the related mortgage loans. In addition, to the extent the IPO occurs prior to March 31, 1998, DLJMC has agreed to further reduce its fee in connection with such dispositions to (i) zero (0) for dispositions relating to mortgage loans originated after the Closing Date but prior to the date occurring one year after the Closing Date of the IPO (the "Fee Waiver Period"), and (ii) twelve and a half (12.5) basis points times the outstanding balance of the related loans for dispositions with respect to mortgage loans originated after the Fee Waiver Period but prior to the Facility Termination Date. This letter agreement hereby modifies the DLJ Spread as defined in the Existing Agreement to equal (A) fifty (50) basis points with respect to loans originated prior to the Closing Date,
     (B) zero with respect to loans originated after the Closing Date but during the Fee Waiver Period, and (C) twelve and a half (12.5) basis points with respect to loans originated after the Fee Waiver Period but prior to the Facility Termination Date. In the event the IPO does not occur, the DLJ Spread shall remain fifty (50 basis points) as further specified in section 11 hereof. The parties further agree to modify any related documents as may be reasonably necessary to effect the foregoing.

4.   INTEREST RATE WITH RESPECT TO THE WHOLE LOAN FACILITY:  The parties agree
     -----------------------------------------------------
     that the interest rate payable by BNC with respect to amounts outstanding under the Whole Loan Facility (absent an event of default) shall be modified from the current rate equal to the sum of the market rate obtained by DLJMC in connection with its obtaining financing, plus twelve and a half (12.5) basis point (the "Original Rate"), to equal (a) the "Federal Funds" rate plus fifty (50) basis points from the Closing Date through the Fee Waiver Period, and (b) the "Federal Funds" rate plus one hundred (100) basis points after the Fee Waiver Period through the Facility Termination Date. The Original Rate shall remain in effect prior to the Closing Date. This letter agreement hereby modifies the Existing Agreement and the section entitled "Interest to DLJMC" to effect the foregoing change in rate. In the event the IPO does not occur, the rate charged by DLJMC in connection with the Whole Loan Facility shall continue to be the Original Rate as further specified in section 11 hereof. The parties further agree to modify any related documents as may be reasonably necessary to effect the foregoing.

5.   RESIDUAL FINANCING:  DLJMC shall provide BNC with financing for
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     subordinated interest only securities ("Residual Securities") to the extent retained by BNC in connection with the securitization of mortgage loans originated by BNC. The maximum amount of such financing is $5 million and the maximum term is one year (with such financing being subject to such other market provisions regarding termination and default and such other provisions as DLJMC deems reasonable). The parties will enter into documents regarding Residual Securities financing substantially similar to those utilized by DLJMC in connection with similar arrangements to which it is a party, modified to reflect their terms specified herein. Notwithstanding the foregoing, such documents will provide that advances under the Residual Security facility shall be made to BNC only to the extent BNC does not have sufficient cash, in excess of reasonable reserves established by BNC in its annual business plan and reasonably acceptance to DLJMC, available in its operating or investment accounts to fund the retention of the Residual Securities absent such an advance.

6.   EXCLUSIVITY:  Notwithstanding anything contained in existing documents to
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     the contrary, after the Closing Date, BNC shall not be obligated to sell whole loans using DLJMC or to securitize its mortgage loans through DLJMC. This letter agreement hereby modifies the Existing Agreement to eliminate as of the Closing Date the section thereof entitled "Exclusivity." In the event the IPO does not occur by February 28, 1998 (the "Offering Termination Date"), such section shall remain in full force and effect, as further specified in section 11 hereof, and shall not be eliminated or modified hereby. The parties further agree to

BNC Mortgage, Inc.
October 22, 1997
Page 3


     modify any related documents as may be reasonably necessary to effect the foregoing. Nothing contained herein or in any existing document shall prevent BNC from electing to utilize DLJMC in connection with such loan dispositions. Nothing contained herein or in any existing document shall prevent BNC from obtaining after the Closing Date financing facilities in addition to or in place of the Whole Loan Facility or from terminating the Whole Loan Facility after the Closing Date but prior to the Facility Termination Date.

7.   RELATED DOCUMENTS:  The parties agree to modify the related agreements
     -----------------
     between the parties and to enter into such additional agreements as may be reasonably and necessary to effect the purposes hereof.

8.   SHAREHOLDER AGREEMENT; OTHER DOCUMENTATION:  Other than with respect to
     ------------------------------------------
     matters addressed herein, the parties agree that the shareholders agreement between BNC, DLJMC and Even Buckley dated October 10, 1995 (the "Shareholders Agreement") shall be terminated on the Closing Date of the IPO. The parties further agree to modify or terminate the Existing Agreement and any related agreements upon completion of the IPO to the extent reasonably and necessary with respect to the IPO of to the effect the purposes of this agreement.

9.   RELEASE AND WAIVER:  To the extent that during the term of the agreements
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     some or all of the parties thereto may have failed to comply with certain provisions of the Existing Agreement or the Shareholder Agreements, effective on the Closing Date, the parties hereby waive and release each other from any and all claims, rights duties and liability resulting from any such failure.

10.  STANDSTILL DURING OFFERING PERIOD:  The parties agree that to use their
     ---------------------------------
     reasonable efforts to act in a manner likely to facilitate the IPO during the period commencing with the initial filing of the Form S-1 registration statement relating to the IPO through the Closing Date (the "Offering Period"). In such connection the parties agree that notwithstanding to continued existence of the Shareholders Agreement during the Offering Period, the parties will not seek to enforce their nights thereunder except to the extent such enforcement is necessary to continue the current operation of BNC, preserve the assets of BNC or the value of it business or to continue the operation of the business in accordance with the provisions specified in section 3.01(b).

11.  CURRENT AGREEMENTS TO BE REINSTATED:  Notwithstanding anything contained
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     herein to the contrary in the event the IPO is abandoned to terminate or does not occur by the Offering Termination Date, the Shareholders Agreement, Existing Agreement, Whole Loan Facility and related agreements shall remain in full force and effect absent, the modifications to specify terms described herein.

12.  MISCELLANEOUS:  This agreement represents the entire agreement for the
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     parties.  This agreement may be singed in counterparts or by different parties on direct counterparts. This agreement may not be assigned or modified absent the written agreement of both parties. Each party shall be reasonably for the costs and disbursements of its counsel as well as its own our of pocket expenses and overhead incurred in connection with this transaction. All notices hereunder or relating hereto shall be given in writing delivered to the address of each party appearing herein.

BNC Mortgage, Inc.
October 22, 1997
Page 4


     If the foregoing is consistent with your understanding of our agreement, please acknowledge your agreement hereto by signing in the space provided below and returning one original counterpart of this agreement to the address specified above.

                                        Yours truly,

                                        DLJ MORTGAGE CAPITAL, INC.


                                        By:   /s/  N. Dante LaRocca
                                           -------------------------------------
                                              Name:  N. Dante LaRocca
                                              Title: S.V.P.


ACKNOWLEDGED AND AGREED:

BNC MORTGAGE, INC.


By:  /s/  Kelly W. Monahan
   --------------------------------
     Name:  Kelly W. Monahan
     Title: CFO/V.P.


EVAN BUCKLEY

/s/  Evan Buckley
-----------------------------------